Exhibit 10.1

[Steelcase Inc. letterhead]

October 9, 2013

Mr. James P. Keane
901 44th St., SE
Grand Rapids, MI  49508

Dear Jim,

I am pleased to offer you the position of President and Chief Executive Officer effective March 1, 2014.  This letter is to confirm, in writing, the principal elements of your compensation package effective March 1, 2014.

Annual Base Salary
-	Annual base salary $800,000
-	Bi-weekly salary $30,769.23
-	Eligibility for next merit increase will be May 2015

Performance Review
-	A review of your performance will be completed annually at or around the close of each fiscal year.

Bonus Program
-	As a participant in the Steelcase Inc. Management Incentive Plan (MIP), your FY15 annual target will remain 90%.
-	Bonus payments are made annually, after the close of the fiscal year.

Long-Term Compensation (LTI)
-	You will continue to participate in the long-term incentive program, currently consisting of performance stock units (PSUs) and restricted stock units (RSUs).
-	Awards are made annually at the discretion of the Compensation Committee, subject to ratification of the Board of Directors, and the next award is expected to be in April 2014.
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We expect that your FY15 LTI award would be targeted at approximately 250% of your annual base salary and would be delivered in a mix of 25% RSUs and 75% PSUs. The PSUs would be awarded as two separate awards, one using the performance measure of three-year relative total shareholder return (TSR) and the other using three-year average return on invested capital (ROIC).

Mr. James P. Keane
October 9, 2013

Stock Ownership Guidelines
-	You will have an ownership guideline of five times your base salary.

Executive Severance Plan
-	You will participate in the plan as a “Level 1 Employee.”

Special One-time Award of Restricted Stock Units (RSUs)
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The Compensation Committee has approved, and the Board of Directors has ratified, an award to you of 150,000 RSUs with a grant date of October 9, 2013, the standard award terms and tiered vesting to occur in equal thirds at the first, second and third anniversary of the grant date.

Please note that your compensation is subject to review and approval by the Compensation Committee and ratification by the Board of Directors and is subject to the terms of the applicable plans, programs and award agreements.

Nothing in this letter is intended to alter the at-will nature of our employment relationship.

Jim, I look forward to working with you in your new role.  Please let me know if you have any questions.

Sincerely,

/s/ Robert C. Pew III

Robert C. Pew III
Chair of the Board of Directors
Steelcase Inc.

I accept and agree to the terms offered in this letter.

/s/ James P. Keane	October 9, 2013
James P. Keane	Date